Exhibit 23

Consent of Independent Auditor

We consent to the use of our report dated March 7, 2024, relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Heartland BancCorp, included in Amendment No. 2 to the Current Report on Form 8-K of German American Bancorp, Inc.

/s/ Forvis Mazars, LLP

Indianapolis, Indiana

April 16, 2025